EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated Omnibus Incentive Plan of Capri Holdings Limited of our reports dated May 27, 2026, with respect to the consolidated financial statements of Capri Holdings Limited and the effectiveness of internal control over financial reporting of Capri Holdings Limited included in its Annual Report (Form 10-K) for the year ended March 28, 2026, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

August 5, 2026